Filed Under Rule 424(b)(3), Registration Statement No. 333-97157
 Pricing Supplement No. 188 - dated Monday, November 06, 2006 (To: Prospectus Dated October 29, 2004)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XYK3	$5,692,000.00	100.000%	1.300%	$5,618,004.00	FIXED	5.500%
QUARTERLY
								11/15/2014	02/15/2007	$14.67	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 11/15/2008 and every coupon date thereafter.
The Bank of America InterNotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 11/15/2008 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co.,  Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Securities LLC, Wachovia Securities, LLC

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XYL1	$12,942,000.00	100.000%	3.150%	$12,534,327.00	FIXED	6.150%
SEMI-ANNUAL
								11/15/2036	05/15/2007	$31.78	YES	Subordinated Unsecured Notes
Redemption Information: Callable at 100.000% on 11/15/2011 and every coupon date thereafter.
 The Bank of America InterNotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 11/15/2011 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co.,  Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Securities LLC, Wachovia Securities, LLC

Bank of America 100 North Tryon Street, NC1-007-07-06 Charlotte NC 28255

Offering Dates:  Monday, October 30, 2006 through Monday, November 06, 2006
Trade Date: Monday, November 06, 2006 @12:00 PM ET
Settlement Date: Thursday, November 09, 2006
Minimum Denomination/Increments: $1,000.00/$1,000.00
Moody's Investor Services Rating: Subordinated: Aa3
S & P Ratings Services Rating: Subordinated: A+
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.

Bank of America $6,000,000,000 Bank of America InterNotes Prospectus dated 29-Oct-04